Exhibit 99.1

China Wind Systems, Inc. Signs Agreements with New Wind Power and Heavy Machinery Customers

Tuesday September 23, 8:00 am ET

WUXI, Jiangsu, China, Sept. 23 /Xinhua-PRNewswire-FirstCall/ -- China Wind Systems, Inc. (OTC Bulletin Board: CWSI - News; "China Wind Systems" or the "Company"), which supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China, today announced that it has signed a preliminary agreement with Wuxi Lida Gear Manufacturing Co. Ltd. ("Wuxi Lida") to supply rolled rings measuring from 3 meters to 4.5 meters in diameter for use in the wind power industry. Wuxi Lida is a gear-rim fabricator with the capacity to fabricate up to 5,000 units per year. In addition, China Wind Systems also signed a preliminary agreement to supply Wuye Heavy Industry Machinery Co. ("Wuye Heavy Industry Machinery") with forged products including shafts and pedestals for use in the heavy machinery industry.

The agreement with Wuxi Lida stipulates that China Wind Systems will supply 1,350 tons of forged rolled rings for a total purchase price of approximately RMB 20 million ($2.9 million) starting from the fourth quarter of 2008. Wuxi Lida fabricates the rolled rings into gear rims and in turn sells the gear rims to companies in the wind power industry. China Wind Systems is required to manufacture the forged rolled rings based on the technical and quality specifications provided by Wuxi Lida, and Wuxi Lida has the right to inspect the Company's facilities to verify compliance with the specifications. The terms of the purchase are subject to a definitive agreement which sets forth the specific types, dimension and quantity of the forgings, as well as terms and conditions of the sale after the Company commences its production of forged products, which is expected in October 2008.

The agreement with Wuye Heavy Industry Machinery, contemplates that China Wind Systems will start supplying Wuye Heavy Industry Machinery with 1,300- 1,650 tons of shafts and pedestals for a total purchase price of approximately RMB 20-25 million ($2.6-2.9 million) from the fourth quarter of 2008 through the second quarter of 2009. Wuye Heavy Industry Machinery will sign a formal contract with China Wind Systems after inspecting the forged products manufactured by the Company to ensure that the products conform to the technical specifications and quality standards provided.

"We continue to see strong interest in our forged products both for the wind power and other industries, and we are confident that our product quality will meet the strict quality requirements of Wuxi Lida, Wuye Heavy Industry Machinery, and other potential new customers," said Mr. Jianhua Wu, chairman and CEO of China Wind Systems. "We expect to sign more contracts with wind- power equipment manufacturers as we ramp up our production in October 2008. Thus, we are confident we will meet the newly updated guidance for full year 2008 of $45 million in revenues and more than $7 million in net income," Mr. Wu said.

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high- precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com . Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http:www.sec.gov ). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Company Contact:
Mr. Leo Wang
Vice President, Finance
China Wind Systems, Inc.
Tel: +1-917-455-7735
Email: leo.wang@chinawindsystems.com
Web: http://www.chinawindsystems.com

Investor Relations Contact:
Mr. Crocker Coulson
President
CCG Investor Relations
Tel: +1-646-213-1915 (NY Office)
Email: crocker.coulson@ccgir.com
Web: http://www.ccgir.com

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